Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-97863) of CytoCore, Inc., of our report dated May 14, 2010, with respect to the consolidated balance sheets of CytoCore, Inc. as of December 31, 2009 and 2008 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years ended December 31, 2009 and 2008, which appears on page F-1 in this 2009 annual report on Form 10-K for the year ended December 31, 2009.
/s/ L J Soldinger Associates, LLC
Deer Park, Illinois
May 14, 2010